EXHIBIT 99.1

NEWS	CONTACT: Murray H. Gross, President & CEO
U.S. Home Systems, Inc.
214.488.6300 mgross@ushomesystems.com

Terri MacInnis, Dir. of Investor Relations
Bibicoff & Associates, Inc.
818.379.8500 terrimac@pacbell.net

U.S. HOME SYSTEMS REPORTS OPERATING RESULTS FOR

FOURTH QUARTER AND YEAR 2003

2003 Revenues Increase 56% and Net Income Increased 47%

The Company Issues Guidance for the First Quarter and Year 2004

DALLAS, TX., APR. 7, 2004 — U.S. Home Systems, Inc. (NasdaqSC: USHS) today reported its financial results for the fourth quarter and year ended December 31, 2003. For the fourth quarter 2003, consolidated revenues increased 45% to $21,298,000 from $15,038,000 in the fourth quarter 2002. Net income in the fourth quarter 2003 was $569,000, or $0.08 per share on a diluted basis, compared with $613,000, or $0.10 per diluted share in the prior year period.

U.S. Home Systems reports operations in two business segments: home improvement and consumer finance. In the home improvement segment, revenues increased 44% in the fourth quarter 2003 to $19,716,000 from $13,689,000 in the fourth quarter of 2002. Net income in the home improvement segment was $530,000 in the fourth quarter 2003 as compared with $265,000 in the fourth quarter 2002. The increase in net income in the home improvement segment was primarily due to an increase in revenues resulting from its agreements with The Home Depot, as well as from the inclusion of the full quarter results of the acquisition of the wood deck product line in November 2002.

In the consumer finance segment, revenues were $1,582,000 in the fourth quarter 2003 as compared with $1,349,000 in the fourth quarter 2002. Net income in the consumer finance segment was $39,000 in the fourth quarter 2003 as compared with $348,000 in the fourth quarter 2002. The decline in net income in the consumer finance segment was the result of a change in the Company’s business model in February 2003 when it changed from selling portfolios of retail installment obligations (RIOs) to financing portfolios of RIOs. The Company expects this strategy will provide it with greater earnings potential in the long-term, because the finance charges earned over the life of the RIO will be greater than the one-time premium previously earned upon the sale of the RIOs. However, in the short term, profitability is adversely affected until we have accumulated sufficient portfolio size.

For the year ended December 31, 2003, consolidated revenues increased 56% to $78,559,000 from $50,276,000 in the year 2002. Net income in 2003 increased 47% to $1,528,000, or $0.22 per share on a diluted basis, from $1,036,000, or $0.17 per diluted share in the prior year period.

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USHS REPORTS Q4 AND YEAR-END RESULTS	PAGE TWO

In the home improvement segment, revenues increased 61% in the year ended 2003 to $74,222,000 from $46,068,000 in 2002. Net income in the home improvement segment was $1,708,000 and $222,000 in 2003 and 2002, respectively. The increase in net income in the home improvement segment was principally due to an increase in revenues. New sales orders were $77,201,000 in 2003, an increase of 59%, from $48,520,000 in 2002. As a result of increased sales orders, including the acquisition of the wood deck product line in November 2002, backlog increased from $8,124,000 at December 31, 2002 to $11,124,000 at December 31, 2003.

The consumer finance segment had revenues of $4,337,000 and incurred a net loss of $180,000 for the year ended December 31, 2003 as compared with revenues of $4,208,000 and net income of $814,000 in 2002. The loss in 2003 in the finance segment was a result of a change in our business model in February 2003.

“We are pleased with our overall operating results for the year,” said Murray H. Gross, Chairman, President and Chief Executive Officer of USHS. “During 2004, we will continue to grow both our consumer finance and our home improvement businesses. We will continue to implement our product and service rollout programs with The Home Depot. Our alliance with The Home Depot is a significant component of our growth strategy.”

Mr. Gross concluded, “We will continue to incur additional start-up expenditures related to our ongoing wood deck, kitchen and bath refacing products rollout into select The Home Depot markets. Additionally, due to seasonal sales patterns, new sales orders in our home improvement operations typically decline in the last six weeks of the year during the holiday season. Accordingly, we believe we will incur a net loss per share between $0.05 and $0.08 in the first quarter 2004 as compared with a net loss of $0.09 per share in the first quarter 2003. For fiscal 2004, we estimate our net income will be between $0.45 and $0.51 per diluted share as compared with $0.22 per share in 2003.”

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) is engaged, through direct consumer marketing, in the manufacture, design, sale and installation of custom quality specialty home improvement products, marketed under nationally recognized brands such as Renewal By Andersen® and The Home Depot “At-Home Services®” and Century 21 Home Improvements. The Company’s product lines include kitchen cabinet refacing, bathroom refacing, wood decks, deck enclosures and replacement windows. The Company manufactures its own cabinet refacing products, bathroom cabinetry and wood decks. The Company’s financing subsidiary purchases retail installment obligations from remodeling contractors throughout the United States, including contracts originated by our own home improvement operations.

- Continued -

Exhibit 99.1 – Page 2

USHS REPORTS Q4 AND YEAR-END RESULTS	PAGE THREE

This press release may contain forward-looking statements that are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions will be key to its success in the future. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements.

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations

(Dollars in thousands, except per share and share amounts)

	(unaudited) Q4 Ended December 31,
	2003	2002
Revenue	$21,298	$15,038
Income before income taxes	928	1,020
Net income	$569	$613

Net income per common share – basic	$0.09	$0.10
Net income per common share - diluted	$0.08	$0.10

Weighted average shares outstanding – basic	6,519,096	6,121,849
Weighted average shares outstanding – diluted	6,976,021	6,262,767

	(unaudited) Year Ended December 31,
	2003	2002
Revenue	$78,559	$50,276
Income before income taxes	2,510	1,716
Net income	$1,528	$1,036

Net income per common share – basic	$0.23	$0.17
Net income per common share - diluted	$0.22	$0.17

Weighted average shares outstanding – basic	6,492,347	5,972,853
Weighted average shares outstanding – diluted	6,863,606	6,094,238

04/07/2004	# # #

Exhibit 99.1 – Page 3